Exhibit 16(d)(vii)

CONFIDENTIAL
Execution Version

FIRST AMENDMENT TO THE SUPPORT AGREEMENT

This First Amendment to the Support Agreement (this “Amendment”) is effective as of August 28, 2024, by and among Squarespace, Inc., a Delaware corporation (the “Company”), Anthony Casalena (“Casalena”), Anthony Casalena 2019 Family Trust (“AC 2019 Family Trust”), Anthony Casalena Revocable Trust (“AC Revocable Trust”), Casalena Foundation (the “Foundation” and, together with Casalena, AC 2019 Family Trust and AC Revocable Trust, the “Stockholders” and each, a “Stockholder”) and Spaceship Purchaser, Inc., a Delaware corporation (“Parent”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Support Agreement (as defined below).

WHEREAS, the parties entered into that certain Support Agreement dated as of May 13, 2024 (the “Support Agreement”);

WHEREAS, Section 24 of the Support Agreement provides that any amendment or waiver to the Support Agreement will be valid and binding only if set forth in writing on behalf of each of the parties to the Support Agreement;

WHEREAS, Section 26 of the Support Agreement provides that prior to the Effective Time, no amendment or waiver of any provision of the Support Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee;

WHEREAS, the Special Committee has approved this Amendment; and

WHEREAS, the parties have mutually agreed to amend certain sections of the Support Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree that the Support Agreement shall be amended as follows:

1.           Amendments.

(a)	The third recital is hereby amended and restated in its entirety to read as follows (amended in bold type):

WHEREAS, in connection with the Closing, the Stockholder will contribute and transfer an aggregate number of Owned Shares equal to the quotient of (i) $1,515,810,406.13 (the “Rollover Amount”) divided by (ii) the Per Share Price (but for the avoidance of doubt in no event more than the total number of Owned Shares) (the “Rollover Shares”), which Rollover Shares otherwise would be converted into the right to receive the Per Share Price in cash, to a limited partnership that indirectly owns 100% of the equity interests of Parent (“Topco”) on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Topco (of the same class and series as the equity interests to be issued by Topco to Spaceship Intermediate 1, LP (or its applicable Affiliates, and together with its Affiliates, “Sponsor”) in connection with the Closing (such equity interests, collectively, the “Sponsor Topco Interests”)), with an aggregate value (based on the same per share price paid by the Sponsor for the Sponsor Topco Interests) equal to the Rollover Amount (the “Exchange Interests”);

(b)	A new recital is hereby added to the Support Agreement immediately after the third recital of the Support Agreement to read as follows (amendment in bold type):

WHEREAS, in connection with the Closing, the Stockholder will transfer and sell all Covered Shares (as defined below) other than Rollover Shares, if any (such Owned Shares, the “Sale Shares” and together with the Rollover Shares, the “Transferred Shares”) to Topco at the Exchange Time, in exchange for an aggregate amount of cash equal to the number of Owned Shares multiplied by the Per Share Price (the “Sale Price”);

(c)	The fourth recital of the Support Agreement is hereby amended and restated in its entirety to read as follows (amendment in bold type):

WHEREAS, immediately following the contribution, transfer and sale of the Rollover Shares and Sale Shares to Topco, Topco will contribute and transfer the Transferred Shares to Parent (the “Parent Contribution”);

(d)	The fifth recital of the Support Agreement is hereby amended and restated in its entirety to read as follows (amendment in bold type):

WHEREAS, it is intended that for U.S. federal (and applicable state and local) income tax purposes, (i) the contribution of Rollover Shares to Topco (which will be classified as a domestic partnership for U.S. federal income tax purposes as of the Effective Time) in exchange for Exchange Interests shall be treated for U.S. federal, and applicable state and local, income tax purposes as a contribution of property to a partnership in exchange for equity interests in such partnership in which no gain or loss is recognized under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the sale of the Sale Shares to Topco in exchange for the Sale Price shall be treated as a sale or exchange governed by Section 1001 of the Code, and (iii) the Parent Contribution shall be treated as an exchange in which no gain or loss is recognized under Section
351(a) of the Code;

(e)	Section 2.1(a) of the Support Agreement is hereby amended and restated in its entirety to read as follows (amendment in bold type):

The Stockholder agrees and covenants to Parent that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco all of the Transferred Shares of such Stockholder, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Transferred Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, and each of Sponsor and Parent agrees and covenants to the Stockholder to cause Topco to exchange such Transferred Shares for (i) the issuance by Topco to the Stockholder of, at the Exchange Time, the Exchange Interests and (ii) the payment in cash by Topco to Stockholder of the Sale Price (the “Exchange”). No Sponsor Topco Interests issued prior to or in connection with the Merger shall be issued at a lower price per share than the Sponsor Topco Interests issued hereunder.

(f)	Section 2.1(c) of the Support Agreement is hereby amended and restated in its entirety to read as follows (amendment in bold type):

The Stockholder acknowledges and agrees that, from and after the consummation of the Exchange at the Exchange Time, except as set forth in Sections 2.2 or 2.3, the Stockholder shall have no right, title or interest in or to the Transferred Shares, other than the right to receive (i) the Exchange Interests and (ii) the cash equal to the Sale Price.

(g)	Section 2.2(a), Section 2.3 and Section 28 of the Support Agreement is hereby amended for the reference to “Rollover Shares” to become “Transferred Shares”.

(h)	Section 2.4(a) of the Support Agreement is hereby amended and restated in its entirety to read as follows (amendment in bold type):

Each of Topco, Parent, the Sponsor and the Stockholder intends that, for U.S. federal (and applicable state and local) income tax purposes, the contribution of Rollover Shares to Topco in exchange for Exchange Interests be treated as a contribution of property to a partnership in exchange for equity interests in such partnership in which no gain or loss is recognized under Section 721(a) of the Code, (ii) the sale of the Sale Shares to Topco in exchange for the Sale Price shall be treated as a sale or exchange governed by Section 1001 of the Code, and (iii) the Parent Contribution shall be treated as an exchange in which no gain or loss is recognized under Section 351(a) of the (the “Intended Tax Treatment”). Each of the Stockholders, Parent, the Sponsor and Topco, as applicable, shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(i)	Section 4.1 of the Support Agreement is hereby amended and restated in its entirety to read as follows (amendment in bold type):

Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, the Stockholder shall not, shall cause its controlled Affiliates not to, and shall direct its other Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly, (a) tender any Covered Shares into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting or other agreement with respect to any Covered Shares that is inconsistent with this Agreement, (d) take an action that would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (e) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 4.1 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, but subject to the final sentence of this Section 4.1, any Stockholder may transfer any or all of the Covered Shares, in accordance with applicable law, (x) to the Stockholder’s Affiliates (provided, that, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof and deliver an irrevocable proxy in the form of Section 1.2 in which case such Affiliate shall be deemed a Stockholder hereunder, the “Joinder”) or (y) pursuant to, and in compliance with, either (I) a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act and is in existence as of the date hereof or (II) or any written plan that meets the requirements of Rule 10b5-1 under the Exchange Act entered into after the date hereof that is approved in writing in advance of being entered into by Parent (each of (I) and (II), a “10b5-1 Plan”). From the date hereof until the Exchange Time, the Stockholder shall retain a sufficient number of Rollover Shares to effect the Exchange in accordance with Section 2.1. Notwithstanding anything to the contrary in this Agreement, except pursuant to a 10b5-1 Plan, no Transfer shall be permitted if it results in the conversion of shares of Class B Common Stock to shares of Class A Common Stock under the Charter.

2.           Miscellaneous.

(a)        Pursuant to Section 4.2 of the Support Agreement, the Stockholders acknowledge and agree that certain parties to the Interim Investors Agreement will be entering into amendments, on or about the date hereof, to the other support agreements entered into with Parent and the Company on May 13, 2024 to, among other things, proportionally reduce the funds (whether cash, equity or otherwise) committed by such other parties for the purposes of financing the applicable portion of the aggregate consideration due and payable in connection with the consummation of the transactions contemplated by the Merger Agreement.

(b)        For the avoidance of doubt, each of Sections 14 (Notices), 18 (Governing Law, Waiver of July Trial), 19 (Assignment; Successors), 22 (Severability) and 23 (Counterparts) shall apply mutatis mutandis to this Amendment.

3.           Effectiveness of Amendment. This Amendment to the Support Agreement contemplated hereby shall become effective upon its approval in writing in accordance with Section 24 of the Support Agreement, as of the date first above written.

4.           Confirmation of Support Agreement. Except as set forth in Section 1 of this Amendment, the terms, conditions and agreements set forth in the Support Agreement are hereby ratified and confirmed and shall continue in full force and effect. In the Support Agreement, references to the “Agreement” shall be read to mean the Support Agreement and this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ANTHONY CASALENA

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Self

ANTHONY CASALENA 2019 FAMILY TRUST

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Trustee

ANTHONY CASALENA REVOCABLE TRUST

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Trustee

CASALENA FOUNDATION

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	President

[Signature Page to Amendment to Support Agreement]

SPACESHIP PURCHASER, INC.

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	President and Chief Executive Officer

 [Signature Page to Amendment to Support Agreement]

SQUARESPACE, INC.

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Chief Executive Officer

[Signature Page to Amendment to Support Agreement]